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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Ambassadors International, Inc. on Form S-3 of our report, which includes an explanatory paragraph concerning a change in accounting for impairment of long-lived assets in 1996, dated February 9, 1998, except for the first paragraph of Note 12 as to which the date is February 19, 1998, on our audits of the consolidated financial statements of Ambassadors International, Inc. We also consent to the references to our firm under the captions "Experts" and "Selected Consolidated Financial Data" which are all included in the registration statement on Form S-3 of Ambassadors International, Inc. (No. 333-49377) and incorporated by reference in this registration statement.

                                          /s/ Coopers & Lybrand L.L.P.

Spokane, Washington
April 23, 1998